Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated May 18, 2023 relating to the consolidated balance sheet of Ark7 Properties Plus LLC and its wholly owned series LLC subsidiaries: Series #WGI3Z, Series #0XYT6, Series #ZIE3T, Series #JTDXY, Series #FTWDS, Series #P7FJ5, and Series #WRA7O for the period from March 17, 2022 to December 31, 2022, and the related consolidated statement of income, consolidated statement of Member’s equity, and consolidated statement of cash flows as a whole for the period then ended, and the related notes to the consolidated financial statements.

/ s / Flex-Tax, Inc.

San Francisco, CA

September 8, 2023